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         SIXTH AMENDMENT TO EXPENSE LIMITATION AGREEMENT


THIS SIXTH AMENDMENT ("Amendment") to the Expense Limitation Agreement, as previously amended ("Agreement") between ICON Funds (the "Trust") and ICON Advisers, Inc. (the "Adviser") is made this 9th day of August 2005.

WHEREAS, the Trust and the Adviser entered into an Agreement whereby the Adviser agreed to pay expenses related to Class C, Class I and Class Z shares of the ICON Covered Call Fund, ICON Equity Income Fund and ICON Long/Short Fund (the "Funds") to the extent that Total Fund Operating Expenses of each class of the Funds exceeded the limits set forth in Schedule A to the Agreement.

The Trust and the Adviser hereby amend the Agreement to extend its term through January 31, 2016. All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ICON FUNDS                                  ICON ADVISERS, INC.


By:__________________________               By:_____________________________
Name: _______________________               Name: __________________________
Title: ________________________             Title: ___________________________